Exhibit 10.7

SEVERANCE AGREEMENT

       THIS SEVERANCE AGREEMENT (the "Agreement") is made and entered into this 1st day of April 2000 by and between Community Bank (the "Bank"), and R. Jerry Giles (the "Employee").

       WHEREAS, the Bank has offered the Employee employment as the Bank's Senior Vice President/Retail Banking;

       WHEREAS, the parties desire to enter into this Severance Agreement ("Agreement") setting forth the terms and conditions of the severance relationship which may arise under certain defined circumstances between the Bank and the Employee at some future date;

       WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to afford the Employee protection against termination of employment due to a change in control of the Bank. The Board of Directors believes such protection is necessary and appropriate to induce the Employee to remain in his position with the Bank;

       WHEREAS, this Agreement is not intended to apply to the severance relationship between the Bank and the Employee where no change in control of the Bank has occurred, which situation will continue to be governed by the Bank's employee manual;

       WHEREAS, this Agreement is not intended to apply to the employment relationship of the parties hereto;

       WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Paragraph 1 hereof and such approval is set forth in the minutes of the meeting of the Board of Directors;

       NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

       1. Definitions.

       The term "Cause" shall mean the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and desist order, or material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

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       The term "Involuntary Termination" shall mean (i) termination of employment of the Employee without Cause such that the Employee is no longer employed by the Bank or any affiliate thereof; (ii) a reduction in the amount of the Employee's base salary compared to the amount of Employee's base salary as of the date of this Agreement; (iii) a material adverse change in the Employee's benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect on all senior officers of the Bank; (iv) a requirement that the Employee perform services principally at a location more than 50 miles from Staunton, Virginia; or (v) a material demotion of the Employee, including, but not limited to, a material diminution of the Employee's title, duties or responsibilities.

       The term "change in Control" shall mean the acquisition of 25 percent or more of the voting securities of the Bank or Holding Company, or the election or control, or ability to elect or control a majority of the Board of Directors of the Bank or Holding Company, by any person or persons acting as a group within the meaning of Section 13 (d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between 10 percent and 25 percent if the Board of Directors of the Bank, or the Office of Thrift Supervision has made a determination that such acquisition constitutes or will constitute control of the Bank.

       The term "person" refers to an individual, corporation, company or other entity.

       The term "Holding Company" shall mean any corporation which owns or controls 25% or more of the outstanding common stock of the Bank.

       2. Change in Control.

       If there is a Change in Control of the Bank or of the Holding Company during the term of this Agreement, Employee shall be entitled to a severance payment in the event the Employee suffers an Involuntary Termination in connection with or within 12 months after the Change in Control, unless such termination is for Cause. The amount of such severance payment shall equal Eighteen (18) months of Employee's then current salary.

       3. Reduction of Compensation and Benefits.

       Notwithstanding any other provision of this Agreement, if amounts and the value of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible by the Bank or any of its affiliates for federal income tax purposes pursuant to or by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by the Bank or any of its affiliates pursuant to or by reason of such Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

       4. Notice of Involuntary Termination.

       In the event that the Employee determines in good faith that he has experienced an Involuntary Termination, the Employee shall send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination and the date of such Involuntary Termination.

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       5. Term of this Agreement.

       The term of this Agreement shall be for a period of 12 months from the date of this Agreement written above.

       6. Attorneys Fees.

       In the event the Bank or any subsidiary thereof purports to terminate the employment of the Employee for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 15 of this Agreement that Cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

       7. Successors and Assigns.

       This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank, as applicable, would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank pursuant to Section 2 of this Agreement as if Involuntary Termination had occurred. For purposes of implementing the provisions of this Section 7, the date on which any such succession becomes effective shall be deemed the date of Involuntary Termination.

       This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

       8. Regulatory Provisions.

        (1) Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8 (e) (3) or (g) (1) of the Federal Deposit Insurance Act (the "FDIA"), 12 U.S.C. § 1818 (e) (3) and (g) (1), the Company's and the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

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        (2) Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8 (e) (4) or (g) (1) of the FDIA, 12 U.S.C. § 1818 (e) (4) and (g) (1), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (3) Default of the Bank. If the Bank is in default (as defined in Section 3 (x) (1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

        (4) Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 12 (c) of the FDIA; or (ii) by the Director of his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

        (5) Prohibited Payments. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828 (k) and any regulations promulgated thereunder.

       9. Notices.

       For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank's Chairman of the Board, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

       10. Amendments.

       No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

       11. Headings.

       The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

       12. Severability.

       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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       13. Governing Law.

       This Agreement shall be governed the laws of the State of Virginia.

       14. Arbitration.

       Any dispute or controversy arising under or in connection with this Agreement, including but not limited to whether the Employee was properly terminated for Cause, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of this day and year first above written.

       THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

COMMUNITY BANK /s/ P. Douglas Richard P. Douglas Richard President and CEO EMPLOYEE /s/ R. Jerry Giles R. Jerry Giles

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AMENDMENT TO
SEVERANCE AGREEMENT

       This Amendment to the Severance Agreement dated April l, 2002 by and between Community Bank (the "Bank") and R. Jerry Giles (the "Employee").

       WHEREAS, the parties entered into a Severance Agreement dated April 1, 2000 (the "Agreement"); and

       WHEREAS, the parties believe that the Agreement is beneficial to both and want to amend it to extend its term;

       NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 5 of the Agreement is amended to read as follows: "The term of this Agreement shall extend until and end on April 1, 2004, unless further extended in writing before that date".
2.	The Agreement remains in full force and effect and is unchanged, except as set forth above.
COMMUNITY BANK /s/ P. Douglas Richard P. Douglas Richard President and CEO Employee /s/ R. Jerry Giles R. Jerry Giles

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